                                                           Exhibit - (d)(24)(ii)
(ING FUNDS LOGO)

January 1, 2005


ING Equity Trust
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258-2034

RE:  EXPENSE LIMITATIONS

Ladies and Gentlemen:

For the Class A, B, C, and Q shares of ING Convertible Fund, Class A, B, C and Q shares of ING Equity and Bond Fund, and Class A, B, C, I and Q shares of ING MidCap Opportunities Fund, three series of ING Equity Trust, ING Investments, LLC shall waive or lower its investment management fee in accordance with the Expense Limitation Agreement between ING Investments, LLC and ING Equity Trust, dated September 23, 2002, as restated August 1, 2003, as if the Maximum Operating Expense Limits specified in SCHEDULE A of the Expense Limitation Agreement were as follows:

    NAME OF FUND                       MAXIMUM OPERATING EXPENSE LIMIT
    ------------                   (AS A PERCENTAGE OF AVERAGE NET ASSETS)
                                   ---------------------------------------
                               Class A   Class B   Class C   Class I   Class Q
                               -------   -------   -------   -------   -------
ING Convertible Fund            1.33%     2.08%     2.08%      N/A      1.33%
ING Equity and Bond Fund        1.36%     2.11%     2.11%      N/A      1.36%
ING MidCap Opportunities Fund   1.50%     2.25%     2.25%     1.25%     1.50%

We are willing to be bound by this letter agreement to lower our fees for the period from January 1, 2005 through and including December 31, 2005. The method of computation to determine the amount of the fee waiver and the definitions as set forth in the Expense Limitation Agreement shall apply. Any fees waived pursuant to this letter agreement shall not be eligible for recoupment. This letter agreement shall terminate upon termination of the Expense Limitation Agreement.



Sincerely,

/s/ Michael J. Roland

Michael J. Roland
Executive Vice President


7337 East Doubletree Ranch Road       Tel:480.477.3000      ING Investments, LLC
Scottsdale, AZ 85258-2034             Fax:480.477.2700
                                      www.ingfunds.com